Exhibit 99.1

Centrus Announces Preliminary Results of Its Cash Tender Offer to Purchase Its Series B Senior Preferred Stock and Related Consent Solicitation

BETHESDA, MD., November 18, 2021 /PRNewswire/ -- Centrus Energy Corp. (NYSE American: LEU) (“Centrus” or the “Company”) today announced the preliminary results of its tender offer (the “Offer”) to purchase all of its outstanding Series B Senior Preferred Stock, par value $1.00 per share (the “Series B Preferred Shares”) at a purchase price per share (inclusive of any rights to accrued but unpaid dividends) of $1,145.20 in cash, less any applicable withholding taxes, and the related consent solicitation (the “Consent Solicitation”) to amend the certificate of designation of the Series B Preferred Shares (the “Series B Preferred Amendment”). The Offer and Consent Solicitation expired at 5:00 p.m., Eastern time on Thursday, November 18, 2021.

Based on the preliminary count by Computershare Trust Company, N.A., the depositary for the Offer and Consent Solicitation, 36,867 shares of the Series B Preferred Shares were properly tendered and not properly withdrawn in the Offer, and corresponding consents have been delivered in the Consent Solicitation. Pursuant to the terms of the Offer and Consent Solicitation, the Company expects to accept for purchase all of the Series B Preferred Shares tendered in the Offer, for an aggregate purchase price of $42.2 million. The shares expected to be acquired represent 97.4% of the Company’s outstanding Series B Preferred Shares as of September 30, 2021. Based on the preliminary results, the requisite consent of at least 90% of the outstanding Series B Preferred Shares required to approve the Series B Preferred Amendment was obtained.

The number of shares properly tendered and not properly withdrawn are preliminary and are subject to verification by the depositary and the proper delivery of all shares tendered. The actual number of shares properly tendered and not properly withdrawn will be announced promptly following the completion of the verification process. Promptly after such announcement, the depositary will issue payment for the shares properly tendered and accepted under the Offer and will return any other shares tendered. Payment for shares will be made in cash, subject to applicable withholding and without interest. It is currently expected that payment for all shares purchased will be made on or around November 23, 2021.

D.F. King & Co., Inc. is serving as information agent and Computershare Trust Company, N.A. is serving as the depositary for the tender offer and consent solicitation.

Redemption of Series B Preferred Shares

In addition, because Centrus received the requisite consent to approve the Series B Preferred Amendment, Centrus intends to issue a notice of redemption to redeem all of the Series B Preferred Shares that remain outstanding following consummation of the Offer in accordance with the terms of the Series B Preferred Amendment.

Additional Information Regarding the Offer and Consent Solicitation and the Redemption

This communication (i) is for informational purposes only, (ii) is not a recommendation to buy or sell Series B Preferred Shares or any other securities, (iii) is neither an offer to purchase nor a solicitation of an offer to sell Series B Preferred Shares or any other securities, and (iv) shall not constitute a notice of redemption pursuant to the terms of the Series B Preferred Shares or an obligation to issue a notice of redemption.

Centrus has filed a tender offer statement on Schedule TO (as amended or supplemented, the “Schedule TO”), including an offer to purchase, letter of transmittal and related materials, with the United States Securities and Exchange Commission (the “SEC”). The Offer and Consent Solicitation are only made pursuant to the offer to purchase, letter of transmittal and consent and related materials filed as a part of the Schedule TO. Stockholders should read carefully the offer to purchase, letter of transmittal and consent and related materials because they contain important information, including the various terms of, and conditions to, the Offer and Consent Solicitation. Stockholders may obtain a free copy of the tender offer statement on Schedule TO, the offer to purchase, letter of transmittal and other documents that Centrus has filed with the SEC at the SEC’s website at www.sec.gov or from the Centrus website at www.centrusenergy.com or from the information agent for the tender offer.

About Centrus

Centrus Energy is a trusted supplier of nuclear fuel and services for the nuclear power industry. Centrus provides value to its utility customers through the reliability and diversity of its supply sources – helping them meet the growing need for clean, affordable, carbon-free electricity. Since 1998, the Company has provided its utility customers with more than 1,750 reactor years of fuel, which is equivalent to 7 billion tons of coal. With world-class technical and engineering capabilities, Centrus is also advancing the next generation of centrifuge technologies so that America can restore its domestic uranium enrichment capability in the future. Find out more at www.centrusenergy.com.

Forward-Looking Statements

This press release contains statements that constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. In this context, forward-looking statements mean statements related to future events, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “will,” “should,” “could,” “would,” or “may” and other words of similar meaning. These statements include statements regarding the terms and timing of completion of the Offer and Consent Solicitation, including acceptance for purchase of the Series B Preferred Shares, and the Company’s intention to redeem all Series B Preferred Shares that remain outstanding following consummation of the Offer. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Particular risks and uncertainties that could cause results to differ from those expressed in these financial statements include conditions in financial markets, response by holders of Series B Preferred Shares to the Offer and Consent Solicitation and other factors described in the Company’s filings with the SEC. These factors may not constitute all factors that could cause actual results to differ from those discussed in any forward-looking statement. Accordingly, forward-looking statements should not be relied upon as a predictor of actual results. Readers are urged to carefully review and consider the various disclosures made in this press release and in our other filings with the SEC that attempt to advise interested parties of the risks and factors that may affect our business. We do not undertake to update our forward-looking statements to reflect events or circumstances that may arise after the date of this press release, except as required by law.

Centrus Investor Contacts:

Investors: Dan Leistikow (301) 564-3399 or LeistikowD@centrusenergy.com
Media: Lindsey Geisler (301) 564-3392 or GeislerLR@centrusenergy.com